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                                                                     Exhibit 5


                         [LATHAM & WATKINS LETTERHEAD]



                                 January 9, 1997







Libbey Inc.
300 Madison Avenue
Toledo, Ohio 43699-0060

                  Re:      Registration Statement on Form S-8 for
                           Libbey Inc. Long-Term Savings Plan & Trust
                           ------------------------------------------

Ladies and Gentlemen:

                  We have acted as your special counsel in connection with the above-captioned Registration Statement (the "Registration Statement") with respect to the offer and sale of up to 200,000 shares of Common Stock of Libbey Inc., par value $.01 per share (the "Stock"), pursuant to the Libbey Inc. Long-Term Savings Plan & Trust (the "Plan").

                  We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Stock, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of Illinois and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

                  Based on the foregoing, it is our opinion that the Stock, when and if issued by the Company and sold in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and



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Libbey Inc.
January 8, 1997
Page 2


nonassessable, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; and the effect of general principles of equity including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

                  We consent to your filing this opinion as an exhibit to the Registration Statement.

                                                           Very truly yours,

                                                           /s/ Latham & Watkins